UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009

METHODE ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	0-2816 Commission File Number	36-2090085 I.R.S. Employer Identification Number

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 867-6777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 25, 2009, Methode Electronics, Inc., a Delaware corporation (the “Company”) and certain of its wholly-owned subsidiaries entered into a Amendment and Waiver effective as of May 2, 2009 with Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Lenders party thereto (the “Amendment and Waiver”). The Amendment and Waiver amends and waives certain provisions of the Credit Agreement dated as of December 19, 2002 (as amended) among the Company as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other Lenders party thereto (the “Credit Agreement”).

The main purposes of the Amendment and Waiver are to waive the Events of Default as a result of the Borrower’s non-compliance with Section 6.02(b) and 7.13(b) of the Credit Agreement for the fiscal quarter ended January 31, 2009 and amend the Credit Agreement in certain respects, all as more fully set forth in the Amendment and Waiver. From January 31, 2009 to June 24, 2009 there were no borrowings outstanding. The Amendment and Waiver was entered into in connection with the Company’s announced restructuring initiatives and impairment charges taken for goodwill and intangible assets.

The foregoing description of the Amendment and Waiver is not complete and is qualified in its entirety by reference to the full text of the Amendment and Waiver, a copy of which is filed as Exhibit 10.1 herewith and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1         Amendment and Waiver and, effective as of May 2, 2009, among the Company as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, and The Other Lenders party hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.

	By:	/s/ Douglas A. Koman
Douglas A. Koman
Date: June 29, 2009		Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Amendment and Waiver, effective as of May 2, 2009, among the Company as the Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, and The Other Lenders party hereto.